                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]
                                            -

Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] CONFIDENTIAL, FOR USE OF THE
 -                                          -  COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                 RULE 14A-6(E)(2))
 -
[ ] Definitive Additional Materials
 -
[ ] Soliciting Material Pursuant to (S)240.14-11(c) or (S)240.14a-12
 -


                       THE PEP BOYS - MANNY, MOE & JACK
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                       THE PEP BOYS - MANNY, MOE & JACK
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14-6(i)(2) or
 -  Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
 -  6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 -
    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
 -
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
 - 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                       THE PEP BOYS -- MANNY, MOE & JACK
                          3111 WEST ALLEGHENY AVENUE
                       PHILADELPHIA, PENNSYLVANIA 19132

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

              TO BE HELD ON WEDNESDAY, MAY 29, 1996 AT 10:00 A.M.
                                      AT
                        THE SHERATON VALLEY FORGE HOTEL
                        N. GULPH ROAD AND FIRST AVENUE
                           KING OF PRUSSIA, PA 19406

                               ----------------

To the Shareholders of The Pep Boys -- Manny, Moe & Jack:

  1.To elect three Class III Directors to hold office as specified in the proxy statement.

  2.To approve the appointment of independent auditors.

  3.To transact such other business as may properly come before the meeting.

  The close of business on Friday, April 5, 1996 has been fixed as the record date for the meeting. Only shareholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

  The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting.

  The Board of Directors urges you to date, sign and return promptly the accompanying form of proxy to give voting instructions with respect to your shares of Common Stock. You are cordially invited to attend the meeting in person. The return of the accompanying form of proxy will not affect your right to vote in person if you do attend the meeting.

                                          Frederick A. Stampone

                                          Senior Vice President, Chief
                                          Administrative Officer and Secretary

April 19, 1996

                       THE PEP BOYS -- MANNY, MOE & JACK
                          3111 WEST ALLEGHENY AVENUE
                       PHILADELPHIA, PENNSYLVANIA 19132

                               ----------------

                                PROXY STATEMENT

                               ----------------

     ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 29, 1996

                               ----------------

                                    GENERAL

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Pep Boys -- Manny, Moe & Jack (the "Company") for use at the Company's Annual Meeting of Shareholders (the "meeting") to be held on Wednesday, May 29, 1996 at 10:00 a.m. at The Sheraton Valley Forge Hotel, North Gulph Road and First Avenue, King of Prussia, PA 19406, for the purposes set forth in the foregoing Notice. This proxy statement, the foregoing Notice and the enclosed proxy are being sent to shareholders on or about April 19, 1996.

  The Company does not intend to bring any matters before the meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the accompanying form of proxy, or their duly constituted substitutes acting at the meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters. Discretionary authority to cumulate votes is also being solicited.

  If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "For" the nominees of the Board of Directors in the election of directors, subject to the discretion of the proxies to cumulate the votes in accordance with their judgment, and "For" the proposal to approve the appointment of independent auditors. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly authorized proxy bearing a later date, or by attending the meeting and voting in person.

  According to state law and the Company's By-laws, the presence of a quorum is required to transact business at the meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast on a particular matter. Proxies marked "Abstain" will be included in determining a quorum. On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from such customers have discretion to vote such shares. Accordingly, the presence of such votes ("broker non-votes") at the meeting will be included in determining a quorum.

  According to state law and the Company's By-laws, proposals must be approved by the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the outcome of the proposals.

                       OUTSTANDING SHARES, VOTING RIGHTS
                     AND SHAREHOLDINGS OF CERTAIN PERSONS

OUTSTANDING SHARES AND VOTING RIGHTS

  At the close of business on Friday, April 5, 1996, the record date for the meeting, there were 62,176,766 outstanding shares of the Company's Common Stock ("Common Stock"), the only class of voting securities outstanding. Of these shares, 2,232,500 were held by the trustee under The Pep Boys -- Manny, Moe & Jack Flexitrust, a flexible employee benefits trust established on April 29, 1994 to fund a portion of the Company's obligations arising from various employee compensation and benefit plans. Under the terms of the Flexitrust, all shares held for participating employees by the trustee will be voted or not as directed by written instructions from the participating employees, and shares for which no instructions are received will be voted in the same proportion as the shares for which instructions are received. The record holders of Common Stock on the record date will be entitled to one vote per share on all matters (other than the election of directors) voted upon at the meeting and will be entitled to vote cumulatively in the election of directors. Cumulative voting entitles each shareholder to a number of votes equal to the number of shares owned by the shareholder on the record date multiplied by the number of directors to be elected, and the shareholder may cast all of his votes for one nominee for director or allocate the votes among two or more nominees.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information respecting the equity securities of the Company beneficially owned at the close of business on April 5, 1996 by each holder of 5% or more of Common Stock, by each director and nominee for director of the Company, by each executive officer of the Company and by all executive officers and directors of the Company as a group. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, shares are deemed to be "beneficially owned" by a person, whether or not he has any economic interest in the shares, if he has or shares the power to vote or dispose of the shares.

                                AMOUNT AND NATURE OF
            NAME OF             BENEFICIAL OWNERSHIP       PERCENT OF
       BENEFICIAL OWNER           OF COMMON STOCK            CLASS
       ----------------         --------------------       ----------
 Dietche & Field Advisers, Inc.
  437 Madison Ave., 28th FL.
  New York, NY 10022                 3,214,600 /(1)/          5.2%

 Mitchell G. Leibovitz               1,712,027 /(2)/
                                       708,415 /(2a)/
                                     ---------
                                     2,414,721 /(2b)/         3.8%

 Benjamin Strauss                    1,119,412 /(3)/
                                     1,194,310 /(3a)/
                                     ---------
                                     2,313,722                3.7%

 Lester Rosenfeld                    1,089,974 /(4)/
                                     1,151,506 /(4a)/
                                     ---------
                                     2,241,480                3.6%

 Michael J. Holden                     286,450 /(5)/
                                       708,415 /(2a)/
                                     ---------
                                       991,670 /(2b)/         1.6%

 Wendel H. Province                    211,163 /(6)/           +

                                      AMOUNT AND NATURE OF
            NAME OF                   BENEFICIAL OWNERSHIP         PERCENT OF
        BENEFICIAL OWNER                OF COMMON STOCK              CLASS
        ----------------              --------------------         ----------
 Frederick A. Stampone                       187,563 /(7)/             +
 Mark L. Page                                125,611 /(8)/             +
 Lennox K. Black                              69,115 /(9)/             +
 Bernard J. Korman                            48,915 /(10)/            +
 Pemberton Hutchinson                         18,784 /(11)/            +
 Myles H. Tanenbaum                           16,284 /(12)/            +
 J. Richard Leaman, Jr.                       16,076 /(13)/            +
 David V. Wachs                                5,915 /(14)/            +
 Malcolmn D. Pryor                             2,120 /(15)/            +
 Total of all Executive Officers and
  Directors as a Group (14 Persons)        7,949,951 /(16)/          12.4%

- --------
+    Represents less than 1%.
(1)  Based upon information disclosed in Schedule 13-G dated January 12, 1996.
(2) This includes 80,042 shares owned by or for the benefit of Mr. Leibovitz' children, 2,213 shares owned by Mr. Leibovitz' spouse and 970,000 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(2a) These shares are owned by trusts for the Company's 401(k) savings plan and defined benefit pension plan, of which Messrs. Leibovitz and Holden are co-trustees.
(2b) Totals do not add in order to avoid double counting of beneficial interest and positions as co-trustee.
(3) This includes 66,384 shares owned by a trust in which Mr. Strauss has a beneficial interest and 6,875 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(3a) These shares are owned by The Strauss Foundation, a non-profit charitable foundation, of which Mr. Strauss is a co-trustee.
(4) This includes 50,976 shares owned by Mr. Rosenfeld's wife, 45,000 shares owned by a trust in which Mr. Rosenfeld has a beneficial interest and 8,915 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(4a) This includes 569,366 shares owned by the Emanuel Rosenfeld Foundation, a non-profit charitable foundation of which Mr. Rosenfeld is a co-trustee, 77,500 shares owned by two trusts in which Mr. Rosenfeld and his wife are co-trustees, 453,712 shares owned by various trusts of which Mr.
     Rosenfeld is a co-trustee and 50,928 shares owned by various trusts of which Mr. Rosenfeld"s wife is a co-trustee.
(5) This includes 227,900 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(6) This includes 209,000 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(7) This includes 180,950 shares issuable pursuant to non-qualified stock options exercisable within 60 days, and 31 shares owned by Mr. Stampone's minor son.
(8) This includes 122,300 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days.
(9) This includes 38,915 shares issuable pursuant to non-qualified stock options exercisable within 60 days and 200 shares owned by Mr. Black's wife. Mr. Black disclaims beneficial ownership in such stock.
(10) This includes 8,915 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(11) This includes 16,284 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(12) This includes 7,284 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(13) This includes 14,076 shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(14) This represents shares issuable pursuant to non-qualified stock options exercisable within 60 days.
(15) This includes 1,720 shares issuable pursuant to non-qualified stock options exercisable within 60 days and 400 shares owned by Mr. Pryor's wife.
(16) This includes 1,819,049 shares issuable pursuant to incentive and non-qualified stock options exercisable within 60 days granted to all executive officers and directors. Totals do not add in order to avoid double counting of beneficial interest and positions as co-trustee.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  At the meeting, the shareholders will elect three Class III directors to hold office, subject to the provisions of the Company's By-laws, until the Annual Meeting of Shareholders in 1999 and until their respective successors shall have been duly elected and qualified. The Company's Board of Directors is presently comprised of ten directors. The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class III directors expires at the meeting. Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote for the election of the nominees named below, reserving the right to cumulate votes according to their judgment. The Board of Directors believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees. The three nominees for director receiving a plurality of the votes cast will be elected.

  The nominees for election as Class III directors to serve until the Annual Meeting of Shareholders in 1999 and the directors whose terms of office continue after the meeting, together with certain information about them, are as follows:

                                       HAS BEEN
                                          A
                                       DIRECTOR  TERM      PRESENT POSITION
      NAME                         AGE  SINCE   EXPIRES      WITH COMPANY
      ----                         --- -------- -------    ----------------
Class III Directors
 Mitchell G. Leibovitz............  50   1985    1996   Director, Chairman, CEO
                                                        and President
 Lester Rosenfeld.................  70   1959    1996   Director
 Lennox K. Black..................  66   1987    1996   Director
Class II Directors
 Bernard J. Korman................  64   1983    1997   Director
 Pemberton Hutchinson.............  65   1990    1997   Director
 J. Richard Leaman, Jr............  61   1991    1997   Director
Class I Directors
 Benjamin Strauss.................  59   1970    1998   Director
 David V. Wachs...................  69   1985    1998   Director
 Myles H. Tanenbaum...............  65   1990    1998   Director
 Malcolmn D. Pryor................  49   1994    1998   Director

OCCUPATIONS AND OTHER DIRECTORSHIPS HELD BY DIRECTORS AND NOMINEES

  Mitchell G. Leibovitz has been an executive officer of the Company for more than the last five years.

  Lester Rosenfeld is retired. He was employed as an executive officer of the Company until December 31, 1981, and served as a part-time consultant to the Company for 10 years thereafter.

  Lennox K. Black is the Chairman of the Board of Teleflex Incorporated, a diversified technical company active in aerospace, automotive, medical and industrial markets, the stock of which is traded on the New York Stock Exchange; until April 1995 he was also the Chief Executive Officer of such corporation. Mr. Black is also Chairman of the Board and Chief Executive Officer of Penn Virginia Corporation, and is a director of Quaker Chemical Corporation and Westmoreland Coal Company.

  Bernard J. Korman is Chairman of the Board of NutraMax Products, Inc. and PCI Services, Inc. Until October 1995, Mr. Korman was President, Chief Executive Officer and a director of MEDIQ, Incorporated, a healthcare services company, the stock of which is traded on the American Stock Exchange. Mr. Korman is also a director of The New America High Income Fund, Inc., Today's Man, Inc., Omega Healthcare Investors, Inc. and Mental Health Management, Inc.

  Pemberton Hutchinson is Chairman of the Board of Westmoreland Coal Company, a coal mining company, the stock of which is traded on the New York Stock Exchange. Mr. Hutchinson is also a director of Teleflex Incorporated and Mellon Bank Corporation. Westmoreland Coal Company, of which Mr. Hutchinson was an executive officer through June 1993, filed a voluntary petition for bankruptcy in the Federal Bankruptcy Court, District of Delaware, on November 8, 1994 and emerged from bankruptcy on December 22, 1994.

  J. Richard Leaman, Jr. is President of JRL Consulting Company and an Executive-in-Residence at Widener University. Until May 1995, Mr Leaman was President, Chief Executive Officer and a director of S.D. Warren Company, which manufactures and distributes coated and uncoated printing and publishing papers. He remains on the Board of Directors of S.D. Warren Company. From 1991 until December 1994, Mr. Leaman was Vice Chairman of the Board of Scott Paper Company. Mr. Leaman is also a director of Church & Dwight Co., Inc. and S.D. Warren Holdings, Inc.

  Benjamin Strauss was an executive officer of the Company for many years until his retirement on February 1, 1992. He now serves as a part-time consultant to the Company.

  David V. Wachs was Chairman of the Board and Chief Executive Officer of Charming Shoppes, Inc., a retailer of women's clothing, the stock of which is traded on the Nasdaq National Market, from which position he retired on May 17, 1995. Mr. Wachs is a director of Developers Diversified Realty Corporation.

  Myles H. Tanenbaum is the President, Chief Executive Officer and a director of Arbor Property Trust, a New York Stock Exchange listed real estate investment trust. Mr. Tanenbaum is also a trustee of Universal Health Realty Income Trust, a New York Stock Exchange listed real estate investment trust. In addition, he is Chairman of Arbor Enterprises, owner and operator of a chain of shared office suites.

  Malcolmn D. Pryor is Chairman of the Board of Pryor, McClendon, Counts & Co., Inc., an investment banking firm headquartered in Philadelphia with offices in numerous cities in the United States. Mr. Pryor is also a director of PCS Development Corp.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINATED DIRECTORS.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held four regularly scheduled meetings during the last fiscal year.

  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

  The directors who are members of the Compensation Committee are Messrs. Black, Korman and Tanenbaum. The Compensation Committee, which held one meeting during the last fiscal year, recommends the compensation for all officers of the Company.

  The directors who are members of the Nominating Committee are Messrs. Hutchinson, Strauss and Wachs. The Nominating Committee, which held one meeting during the last fiscal year, makes recommendations to the full Board concerning the qualifications and selection of candidates for election to the Board. The Committee will consider nominees recommended by shareholders. Such recommendations should be sent in writing to the Secretary of the Company, 3111 West Allegheny Avenue, Philadelphia, PA 19132, stating in detail the qualifications of such persons for nomination.

  The directors who are members of the Audit Committee are Messrs. Leaman, Rosenfeld and Pryor. The Audit Committee, which held two meetings during the last fiscal year, reviews the audited financial statements of the Company and makes recommendations to the full Board on matters concerning the Company's audits.

  In the last fiscal year, each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and meetings held by the committee on which such director served.

  In accordance with the Company's By-laws, a shareholder may be entitled to nominate one or more persons for election as a director at a meeting of the shareholders if the shareholder gives timely notice of such intention in writing to the President of the Company. To be timely, the shareholder's notice must be delivered personally to, or mailed and received by the Company, at the principal executive offices of the Company addressed to the attention of the President, not less than 50 days nor more than 75 days prior to the annual meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such public disclosure was made. In addition, the shareholder's notice must set forth the names and addresses of the shareholder making the nomination and of the proposed nominees, a representation that said shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominees, the proposed nominees' principal occupation(s) for the past 5 years and a written consent of each proposed nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may declare invalid any nomination not made in compliance with the foregoing procedure.

COMPENSATION OF DIRECTORS

  At the beginning of fiscal year 1995, non-management directors each were entitled to receive directors' fees at the rate of $15,000 per annum, plus $2,500 per annum for each committee of the Board on which such director served. At the March 31, 1995 meeting of the Board of Directors, the Board voted to increase the annual directors' fees for each non-management director to $20,000 per annum. This resulted in a total fee, exclusive of committee fees, of $18,750 for each non-management director for fiscal year 1995. Under a deferred compensation plan, directors' fees may be deferred in whole or in part at the election of the director. Compensation so deferred may be deemed to be invested in shares of Common Stock determined by reference to the market price on the date the same is deemed invested, if so designated by the director. Amounts deemed invested in shares are credited with dividends; other amounts accrue interest at the prime rate charged by the Company's principal lender.

  Under the 1990 Stock Incentive Plan, upon becoming a non-management director, each director is granted an option to purchase, at fair market value on the date of the grant, a number of shares of Common Stock which is equal to $150,000 divided by the fair market value of the shares on the date of grant. Thereafter, on the fifth anniversary of the most recent grant of an option to that non-management director, the director will be granted an option to purchase, at fair market value on the date of the grant, that number of shares which is equal to $100,000 divided by the fair market value of the shares on the date of the grant. Options granted to non-management directors are exercisable in cumulative installments, one-fifth of which are immediately exercisable and one-fifth of which become exercisable on each of the next four anniversary dates.

  Benjamin Strauss, an executive officer of the Company for many years, entered into a consulting and retirement agreement as of February 2, 1992 pursuant to which Mr. Strauss received $122,500 in fiscal year 1995 and will receive that amount in fiscal year 1996, plus certain additional benefits payable for a ten year period. Amounts payable to Mr. Strauss are in addition to the fees and options to which Mr. Strauss is entitled as a non-management director of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in ownership of the Common Stock. To the Company's knowledge, based solely upon a review of copies of such reports furnished to the Company, during fiscal year 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent shareholders were complied with, except that one report required to be filed by Mr. Pryor in connection with the acquisition of shares of Common Stock was not timely filed.

                            EXECUTIVE COMPENSATION

  The following table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and each of the Company's other executive officers:

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                           ANNUAL COMPENSATION  COMPENSATION
                                           -------------------- ------------
                                                                   AWARDS
                                                                ------------
                                                                 SECURITIES   ALL OTHER
        NAME AND                    FISCAL                       UNDERLYING  COMPENSATION
   PRINCIPAL POSITION                YEAR  SALARY ($) BONUS ($) OPTIONS (#)     ($)(a)
   ------------------               ------ ---------- --------- ------------ ------------
Mitchell G. Leibovitz.............   1995   704,366        --     500,000      123,912(b)
 Chief Executive                     1994   650,231    197,100        --         8,226
 Officer & President                 1993   620,193     93,750        --         8,299
Wendel H. Province................   1995   402,404        --      25,000        5,284
 Executive Vice President &          1994   292,721     93,750     85,000       16,079
 Chief Operating Officer             1993   264,616     40,125     15,000       15,397
Michael J. Holden.................   1995   301,221        --      50,000        6,094
 Executive Vice President &          1994   275,644     69,625        --         6,139
 Chief Financial Officer             1993   262,597     39,750        --         5,976
Frederick A. Stampone.............   1995   214,038        --         --         4,916
 Senior Vice President &             1994   207,885     47,250        --         5,120
 Chief Administrative Officer        1993   198,078     30,000        --         5,125
Mark L. Page......................   1995   198,558        --      25,000       21,386(c)
 Senior Vice President--             1994   169,713     43,750     20,000       13,484
 Store Operations                    1993   147,346     22,500     50,000       12,738

- --------
(a) All Other Compensation for fiscal year 1995 includes the following: (1) $4,380 contributed by the Company to each executive officer's account in the Company's 401(k) Savings Plan; and (2) the cost of group term life insurance premiums in excess of $50,000 of coverage provided by the Company on behalf of each executive officer, as follows: Mr. Leibovitz --
     $3,306; Mr. Province -- $904; Mr. Holden -- $1,714; Mr. Stampone -- $536;
    and Mr. Page -- $940.
(b) Included in this amount is $116,226 in net premiums for a split-dollar life insurance policy on behalf of Mr. Leibovitz, which will be repaid to the Company upon surrender of the policy during Mr. Leibovitz's lifetime or upon his death.
(c) Included in this amount in fiscal year 1995 is $16,066 representing forgiveness of 40% of the total amount of advances made by the Company to Mr. Page in connection with his relocation from Dallas to Los Angeles.

CHANGE IN CONTROL AGREEMENTS

  During fiscal years 1988, 1989, 1993 and 1995, the Company entered into agreements with Messrs. Leibovitz, Holden, Stampone, Province and Page, executive officers of the Company, which generally become effective upon a "change in control" of the Company. The agreements will become effective for a term of three years in the case of Mr. Leibovitz and two years with respect to each of the other executives. During the term of the agreement, each of the executives would be entitled to compensation at a rate not less than his compensation immediately prior to the agreement becoming effective, to benefits comparable to those available prior to the change in control and to a position with authority, status and responsibilities comparable in all material respects to those held previously. If the executive's position is changed after the agreement becomes effective, he has the right to terminate the agreement and receive a lump sum payment equal to the salary to which he is entitled for the remaining term of the agreement, and he and his family are to receive the benefits to which he is entitled for the remaining term of the agreement or a payment equal to the value of those benefits. A trust agreement has been established to better assure executive officers of payment under these agreements if a change of control of the Company should occur.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During fiscal year 1994, the Company made advances to Mr. Province, Executive Vice President & Chief Operating Officer, totaling $540,587. On May 25, 1994, Mr. Province delivered an unsecured promissory note for the amount of the indebtedness, providing for interest at the prime rate, which interest will be capitalized at the end of each fiscal year of the Company and added to the principal balance outstanding and shall thereafter be deemed principal and shall bear interest. The balance outstanding on this note on February 3, 1996, including capitalized interest through that date, was $620,068. The note provides for repayment by December 31, 1999.

  During fiscal years 1991 and 1992, the Company made advances to Mr. Page, Senior Vice President -- Store Operations, for use in connection with his relocation from Dallas to Los Angeles, aggregating $40,175. In February, 1991, Mr. Page delivered an unsecured promissory note for the amount of the indebtedness, providing for principal repayment on February 3, 1996, a proportionate amount of forgiveness on each anniversary of the note, and imputed interest at the statutory rate during the term of the note. At the beginning of fiscal year 1995 the outstanding balance of such indebtedness was $16,066. During fiscal year 1995 the outstanding balance of $16,066 was forgiven by the Company in installments of $8,033 on April 28, 1995 and $8,033 on February 3, 1996. During fiscal year 1993, the Company made advances to Mr. Page for use in connection with his relocation from Los Angeles to Philadelphia, aggregating $65,000. Mr. Page delivered a promissory note to the Company for the amount of the indebtedness, providing for principal repayment, if not paid earlier, on May 31, 1998, and for interest payments during the term of the note at the rate of 5.2% per annum. The note was secured by a second mortgage on Mr. Page's principal residence. The loan was repaid in full in April, 1996.

  During fiscal year 1995 the Company purchased four adjacent tracts of land in Norristown, Pennsylvania for the aggregate sum of $505,000. Four of the adult children of Mr. Wachs, a director of the Company, owned in the aggregate approximately 35% of the stock and partnership interests in the sellers. At the regularly scheduled meeting of the Board of Directors on September 7, 1995, the Board of Directors, with Mr. Wachs recusing himself, approved such transaction. The purchase price paid by the Company was negotiated with the sellers in the ordinary course of business by the Company's real estate department based upon comparisons to the sales prices of similarly situated properties in the vicinity of the property.

STOCK OPTION GRANTS

  The following table sets forth information concerning the grant of stock options under the Company's 1990 Stock Incentive Plan to the Company's Chief Executive Officer and each of the Company's other executive officers during fiscal year 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------  POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                            AT ASSUMED ANNUAL RATES
                           SECURITIES      OPTIONS                            OF STOCK PRICE APPRECIATION
                           UNDERLYING     GRANTED TO   EXERCISE OR                  FOR OPTION TERM
                            OPTIONS      EMPLOYEES IN  BASE PRICE  EXPIRATION ----------------------------
       NAME              GRANTED (#)(A) FISCAL YEAR(B)   ($/SH)       DATE       5% ($)        10% ($)
       ----              -------------- -------------- ----------- ---------- ------------- --------------
Mitchell G. Leibovitz...    500,000          48.1%       $31.125    3/30/05       9,787,173     24,802,617
Wendel H. Province......     25,000           2.4%       $31.125    3/30/05         489,359      1,240,131
Michael J. Holden.......     50,000           4.8%       $31.125    3/30/05         978,717      2,480,262
Mark L. Page............     25,000           2.4%       $31.125    3/30/05         489,359      1,240,131

- --------
(a) The options to Messrs. Leibovitz, Province, Holden and Page were granted at a price equal to fair market value on the date of grant and provide that 20% is exercisable immediately and an additional 20% is exercisable on each of the following four anniversaries of the date of grant.
(b) In fiscal year 1995, options to purchase 1,040,470 shares of Common Stock were granted to 1,266 individuals, including store and service department managers and their supervisors.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table sets forth information related to options exercised during fiscal year 1995 by the Company's Chief Executive Officer and each of the Company's other executive officers, and the number and value of options held by such individuals on February 3, 1996.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                                                           FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)(A)
                         SHARES ACQUIRED    VALUE       ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED ($)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------   ----------- ------------- ----------- -------------
Mitchell G. Leibovitz...     389,240(b)   8,210,531(b)    886,500      430,000    10,107,563     172,500
Wendel H. Province......      11,000        187,125       188,000       84,000     2,171,750      84,813
Michael J. Holden.......       5,000         86,875       217,400       40,000     2,983,794         --
Frederick A.  Stampone..         --             --        186,200          --      2,851,584         --
Mark L. Page............       2,000         35,250        94,300       57,000       846,792     152,312

- --------
(a) Amounts are based on the fair market value of Common Stock on February 3, 1996, which was $28.625.
(b) Represents the pre-tax appreciation on 389,240 non-qualified stock options that were granted to Mr. Leibovitz on March 22, 1985 at the fair market value of $5.9063 per share and were exercised on July 6, 1995 at $27.00 per share. During the same period of time, the aggregate value of all outstanding Common Stock increased from approximately $278,000,000 to approximately $1,660,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Lennox K. Black, Bernard J. Korman and Myles H. Tanenbaum. There are no relationships of a nature required to be disclosed herein.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") is comprised of three non-management directors of the Company. The Committee reviews and recommends to the Board of Directors compensation for the executive officers of the Company named in the Summary Compensation Table and other officers of the Company. Individual performance is evaluated based on the specific responsibilities of the executive and the value of the services provided, the executive's management skills and experience and the individual's contribution to the overall performance and profitability of the Company. At the present time, executive compensation consists of base salary, bonus compensation under the Company's Executive Incentive Bonus Plan ("Bonus Plan") and stock options under the Company's 1990 Stock Incentive Plan ("Option Plan"). Base salaries are reviewed annually to properly reflect the experience, performance and scope of responsibility of the executives and to be sure that the salaries are at levels which are appropriate to attract and retain high quality individuals.

  In order to determine the Company's competitive position on each element of compensation for the Chief Executive Officer and the other executive officers, the Company retained the services of Towers Perrin, a nationally recognized executive compensation consulting firm. The consultant's recommendations, which were issued in March 1995, were based on a comparison of the Company's compensation levels to a proprietary database comprised of over 500 companies, many of which are included in the S&P 500 Stock Index. Additionally, the consultant made comparisons to the publicly available data for the other eight companies in the S&P Specialty Retail Index, in which the Company is also included. Based upon the report of Towers Perrin, the Company presented to the Shareholders an amendment to the Company's Bonus Plan which was approved at the May 31, 1995 Annual Meeting of Shareholders.

  Under the Company's Bonus Plan, eligible participants are grouped into five classes, with each class having a different range of bonus payments for achieving specified pre-tax earnings targets, exclusive of extraordinary items ("EBT"), as follows: (i) for the Chief Executive Officer, bonus payments range from 50% of base salary at the 20% EBT increase level to 100% of base salary at the 40% EBT increase level; (ii) for Group "A", which for fiscal year 1995 included Mr. Province, bonus payments range from 33.75% of base salary at the 20% EBT increase level to 67.5% of base salary at the 40% EBT increase level;
(iii) for Group "B", which for fiscal year 1995 included Mr. Holden, bonus payments range from 30% of base salary at the 20% EBT increase level to 56.25% of base salary at the 40% EBT increase level; (iv) for Group "C", which for fiscal year 1995 included Messrs. Stampone, Page and another officer, bonus payments range from 22.5% of base salary at the 20% EBT increase level to 45% of base salary at the 40% EBT increase level; and (v) for Group "D", which for fiscal year 1995 included the other eligible participants, bonus payments range from 18.75% of base salary at the 20% EBT increase level to 37.5% of base salary at the 40% EBT increase level. If the minimum 20% EBT increase level is achieved, the Bonus Plan also affords the Chief Executive Officer the discretion to increase the bonus for each officer, excluding the Chief Executive Officer, by an additional one-third of the percentage set forth above based upon individual performance. No bonuses are awarded under the Bonus Plan unless the EBT for the current fiscal year exceeds EBT for the prior fiscal year by at least 20%.

  The Bonus Plan is administered by the Compensation Committee, which has the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Bonus Plan, including the power and authority to extend, amend, modify or terminate the Bonus Plan at any time and to change award periods and determine the time or times for payment of bonuses. The Compensation Committee establishes the bonus targets and performance goals, and establishes any other measures as may be necessary to meet the objectives of the Bonus Plan.

  Compensation through stock options, which directly aligns the interests of management with those of shareholders, is a very significant part of the Company's executive compensation. The Company's practice is to make periodic grants of stock options to its executives. In making grants of stock options, the Committee considers both the performance of the executive, competitive data on grant levels provided by the independent consultant and the time since the most recent grant. The intention is to provide a long-term incentive opportunity equal to the median of the broad industry and specialty retail databases. The Company's Stock Incentive Plan provides for the grant of non-qualified and incentive stock options at exercise prices equal to the fair market value on the date of grant. Options granted to the Chief Executive Officer and the other executive officers are generally exercisable for ten years, absent earlier termination of employment. All outstanding options held by executive officers provide for deferred vesting over four years. The provisions of the Stock Incentive Plan provide executive officers of the Company with a significant interest in long-term growth in the price of the Company's Common Stock.

  On March 31, 1995, the Committee granted options to purchase 500,000, 50,000, 25,000 and 25,000 shares to Messrs. Leibovitz, Holden, Province and Page, respectively.

  A combination of base salary, the Bonus Plan and the Option Plan reflects the short and long term goals of the Company and aligns executive financial rewards with those of the Company's shareholders. The Committee's philosophy is that overall compensation should be significantly related to the Company's performance in terms of earnings and increases in the Company's value as reflected by its stock price.

  The Committee's current policy is that compensation payable to the Company's named executive officers should generally meet the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. All compensation earned by executive officers for fiscal year 1995 was fully deductible. The Bonus Plan and the Option Plan are structured with the intention that compensation payable pursuant to those plans qualifies as "performance based" compensation which is not subject to the $1 million deductibility limit under Section 162(m).

  This report is submitted by the Compensation Committee:

    Lennox K. Black
    Bernard J. Korman
    Myles H. Tanenbaum

PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Company's shares over the past five fiscal years with the cumulative total return on shares of companies in the Standard & Poor's 500 Index and the Standard & Poor's Retail Specialty Index. The Standard & Poor's Retail Specialty Index is composed of the following companies (in addition to the Company): Circuit City Stores, The Home Depot, Lowe's, Melville, Price/Costco, Tandy, Toys R Us and Woolworth.

             Comparison of Five-Year Cumulative Total Return Among the Company, the S&P 500 Index and the S&P Retail Specialty Index


                             [GRAPH APPEARS HERE]


                   Jan.      Jan.      Jan.      Jan.      Jan.      Jan.
                   1991      1992      1993      1994      1995      1996
                   ----      ----      ----      ----      ----      ----
       PEP BOYS    $100      $166      $242      $275      $323      $288
  S&P 500 INDEX    $100      $123      $136      $153      $154      $213
     S&P RETAIL
SPECIALTY INDEX    $100      $135      $178      $174      $173      $161

Source: Standard & Poor's Compustat

PENSION AND OTHER BENEFIT PLANS

  The Company has a qualified defined benefit pension plan for all employees hired prior to February 2, 1992. The amount of contribution for each individual is not readily ascertainable. Benefits under this plan are not subject to deduction for Social Security or other offset amounts.

  The Company also has an executive supplemental pension plan, which is an unfunded deferred compensation plan for eligible employees who are key employees designated by the Board of Directors. All current executive officers of the Company are covered by this plan. The executive supplemental pension plan provides retirement and death benefits, which are not subject to deduction for Social Security or other offset amounts. The employees covered by this plan have a vested interest after five years as a participant in the plan. Death benefits under the plan are in the annual amount of 50% of the base salary of the eligible employee on the date of his death and are payable for 15 years or until his normal retirement date, whichever is later. The plan also provides for the lump sum distribution of the present value of the accrued benefits of an eligible employee following a termination of employment in connection with a "change in control" of the Company. A "change in control" shall be deemed to have taken place if: (i) any person, including a "group" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes (other than as a result of a purchase from the Company) the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company (excluding shares of the Company owned by such person prior to the date of the executive supplemental pension plan), and such beneficial ownership continues for five consecutive days, or (ii) within a period of two consecutive years, as the result of, or in connection with, any cash tender or exchange offer (other than by the Company), merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of the Company prior to such event shall cease for any reason to constitute at least a majority of the Board of Directors of the Company or any successor. A trust agreement has been established to better assure executive officers of payment of these benefits if such events occur.

  The executive supplemental pension is based upon the highest average compensation of the executive officer for a five year period, except in the case of the Company's chief executive officer, in which event it is based on the highest average compensation for a three year period. For fiscal years prior to 1995, base salary only is included in such determination; for fiscal year 1995 and thereafter, both base salary and the executive officer's bonus under the Bonus Plan is included. The following chart shows, based on the highest average salary for the appropriate time period, including bonus where applicable, the approximate annuity under both pension plans, commencing at the employee's normal retirement date (age 65) and payable for the longer of ten years or life:

                              PENSION PLAN TABLE

                                         ESTIMATED ANNUAL RETIREMENT INCOME ($)
                                                    YEARS OF SERVICE
                                        ----------------------------------------
                                                                           25
AVERAGE INCLUDED COMPENSATION              5      10      15      20    AND OVER
- -----------------------------              -      --      --      --    --------
  125,000..............................  12,500  25,000  37,500  50,000  62,500
  175,000..............................  17,500  35,000  52,500  70,000  87,500
  225,000..............................  22,500  45,000  67,500  90,000 112,500
  275,000..............................  27,500  55,000  82,500 110,000 137,500
  325,000..............................  32,500  65,000  97,500 130,000 162,500
  375,000..............................  37,500  75,000 112,500 150,000 187,500
  425,000..............................  42,500  85,000 127,500 170,000 212,500
  475,000..............................  47,500  95,000 142,500 190,000 237,500
  525,000..............................  52,500 105,000 157,500 210,000 262,500
  625,000..............................  62,500 125,000 187,500 250,000 312,500
  725,000..............................  72,500 145,000 217,500 290,000 362,500
  825,000..............................  82,500 165,000 247,500 330,000 412,500
  925,000..............................  92,500 185,000 277,500 370,000 462,500
1,025,000.............................. 102,500 205,000 307,500 410,000 512,500
1,125,000.............................. 112,500 225,000 337,500 450,000 562,500
1,225,000.............................. 122,500 245,000 367,500 490,000 612,500
1,325,000.............................. 132,500 265,000 397,500 530,000 662,500
1,425,000.............................. 142,500 285,000 427,500 570,000 712,500

  Covered compensation under the pension plans for executive officers is equal to the salaries and, beginning with fiscal year 1995, bonuses of the executive officers as set forth in the applicable columns of the Summary Compensation Table. The credited years of service under the pension plans for each of those individuals, in the order in which they are named on the Summary Compensation Table, are 17, 6, 16, 13 and 20, respectively.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

  Subject to approval by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year. If the shareholders do not approve this selection by the affirmative vote of a majority of the votes cast at the meeting, other independent auditors will be considered by the Board upon the recommendation of the Audit Committee.

  A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                        COST OF SOLICITATION OF PROXIES

  The accompanying form of proxy will be voted as specified at the meeting.

  The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy material, said solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or other persons who may be engaged to perform soliciting activities.

                           PROPOSALS OF SHAREHOLDERS

  All proposals which any shareholder of the Company desires to present at the next annual meeting and to have included in the next Board of Directors' Proxy Statement and form of proxy relating to that meeting must be received by Frederick A. Stampone, Senior Vice President -- Chief Administrative Officer and Secretary of the Company, at the address of the Company appearing on the first page of the Proxy Statement, no later than December 20, 1996.

  In addition to the foregoing, the Company's By-laws provide that a shareholder may be entitled to present an item of business at a meeting of the shareholders if the shareholder gives timely notice of such intention in writing to the President of the Company. To be timely, the shareholder's notice must be delivered to, or mailed and received by, the Company, addressed to the attention of the President, at the principal executive offices of the Company not fewer than 50 days nor more than 75 days prior to the annual meeting; provided, however, that in the event that less than 65 days notice or prior public disclosure (including but not limited to the mailing of the meeting notice) of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the 10th day following the day on which such public disclosure was made. The shareholder's notice must set forth a general description of each item of business proposed to be brought before the meeting, the name and address of the shareholder proposing to bring such item of business before the meeting and a representation that the shareholder intends to appear in person or by proxy at the meeting. The presiding officer of the meeting may refuse to consider any business that shall be brought before any meeting of shareholders of the Company otherwise than as provided herein.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THE PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO FREDERICK A. STAMPONE, SENIOR VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

- --------------------------------------------------------------------------------


Pep Boys will discontinue mailing its traditional quarterly shareholder reports in 1996. Instead, we will send our quarterly earnings releases to those shareholders who request them. If you would like to receive such information for fiscal year 1996, please provide the information below, affix the appropriate postage, and return this card to us by MAY 20, 1996.

                             PLEASE PRINT CLEARLY

Name ______________________________  Fax Number _______________________________

Address ___________________________  E-Mail Address ___________________________

City ____________________ State _____________________ Zip ____________________

WOULD YOU PREFER THAT THE INFORMATION BE: (PLEASE CIRCLE ONE)

                           Mailed   Faxed   E-mailed

                  We will try to accommodate your preference.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                       Please
                                                        affix
                                                       Postage


                     Investor Relations
                     The Pep Boys--Manny, Moe & Jack
                     3111 West Allegheny Avenue
                     Philadelphia, PA 19132






- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


                        THE PEP BOYS - MANNY, MOE & JACK

            ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 29, 1996

                   THE BOARD OF DIRECTORS SOLICITS THIS PROXY

  The undersigned hereby appoint(s) Mitchell G. Leibovitz, Michael J. Holden, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Pep Boys -- Manny, Moe & Jack that the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

                         (TO BE SIGNED ON REVERSE SIDE)


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

   [X] PLEASE MARK YOUR   + +                                    +
       VOTES AS IN THIS   +                                      +
       EXAMPLE.                                                  ++++

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

                 FOR all    WITHHOLD AUTHORITY
                 NOMINEES   for all nominees
 1. Election of  [      ]      [       ]        NOMINEES: Mitchell G. Leibovitz,
    Directors.   [      ]      [       ]                  Lester Rosenfeld,
                                                          Lennox K. Black.

                                                FOR     AGAINST     ABSTAIN
 2. To approve the appointment of Deloitte    [     ]   [     ]     [     ]
    & Touche LLP as the Company's             [     ]   [     ]     [     ]
    independent auditors.


 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

 --------------












 Signature(s): _______________ Date: ____ Signature(s):______________ Date: ____
  NOTE: PLEASE DATE AND SIGN EXACTLY AS YOUR NAME APPEARS ON THE FORM AND MAIL
        THE PROXY PROMPTLY. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH, IF SHARES ARE HELD JOINTLY, BOTH SHOULD SIGN.

- --------------------------------------------------------------------------------